Exhibit 99.1

Sydney, May 19, 2022

Scopus Biopharma Inc.

Attn. Joshua R. Lamstein:

I, Paul Hopper, submit this letter as official notification of my intent to resign from my position as Director of Scopus Biopharma Inc. (“the Company”), effective immediately.

I was certified as a Board member in June 2020, when the Company acquired Bioscience Oncology–a company that I founded, and for which Scopus never fully paid. During my time as a Director, including for a time as Co-Chairman of the Board, I repeatedly voiced corporate governance concerns to the Board, including serious concerns that Ira S. Greenspan, Joshua R. Lamstein, and Robert J. Gibson (the “HCFP Directors”) exerted total control over the Company and engaged in self-dealing and conflicted transactions.

My corporate governance concerns and proposals were uniformly rejected, and I was not provided with even the most basic information that any director would expect to receive. Instead, the HCFP Directors maintained their grip on the Company, took extreme measures to avoid transparency, and sought to punish me with a sham investigation and public disparagement after I raised concerns and requested information.

Since being pushed aside, I have persisted in trying to protect shareholders, but all efforts have proven futile. My requests for access to basic corporate records, such as meeting minutes, meeting agendas, and financial information were summarily denied. When those requests failed, I joined another director and the company’s largest shareholder and only ever CEO in filling a derivative lawsuit on behalf of all Scopus shareholders in effort to ensure that the Company reformed its corporate governance and internal procedures. That effort too was unsuccessful.

Earlier this year, when two new Directors were appointed to the Board, I was hopeful that the Company would be willing to undertake long overdue reforms. However, those two Directors met the same resistance that I faced as a Director and, as a result, they recently resigned from their positions.

In light of the forgoing, I have come to conclusion that staying on the Board would be an act of futility. I have exhausted the measures available to me, including pursuing legal action on behalf of shareholders, and so long as the HCFP Directors remain in place, I have no reason to believe that I will be able to meaningfully exercise my responsibilities as a Director.

This letter of resignation is written without prejudice to my rights to seek advancement and/or indemnification for cost and fees under the Company’s corporate governance documents as well as for any benefits under the Company’s insurance agreements, for Director compensation and fees, and for amounts owed under the June 8, 2020 Conditional Stock Purchase Agreement.

Regards,

Paul Hopper

/s/ Paul Hopper